Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement No. 333-222616 on Form S-8 of Liberty Oilfield Services Inc. of our report dated January 9, 2017, with respect to the balance sheet of Liberty Oilfield Services LLC as of December 31, 2015, and the related statements of operations, changes in member’s equity, and cash flows for the year then ended, appearing in this Annual Report on Form 10-K of Liberty Oilfield Services Inc.

/s/ EKS&H LLLP

Denver, Colorado
March 23, 2018